EXHIBIT 21

Subsidiaries

(1) Comstock Fuels Corporation, a Nevada corporation

(2) Comstock Metals Corporation, a Nevada corporation that owns of 90% of LINICO Corporation

(3) Comstock Engineering Corporation, a California Corporation, formerly known as Renewable Process Solutions Inc.

(4) Comstock Innovations Corporation, a Delaware Corporation, formerly known as Plain Sight Innovations Corporation

(5) Comstock IP Holdings LLC, a Delaware limited liability company, formerly known as Plain Sight Innovations LLC

(6) Comstock Exploration and Development LLC, a Nevada limited liability company

(7) Comstock Northern Exploration LLC, a Nevada limited liability company

(8) Comstock Processing LLC, a Nevada limited liability company

(9) Comstock Royalty Holdings LLC, a Nevada limited liability company

(10) Comstock Real Estate Inc., a Nevada corporation formerly known as Gold Hill Hotel, Inc.

(11) Comstock Industrial LLC, a Nevada limited liability company

(12) Downtown Silver Springs LLC, a Nevada limited liability company

(13) Mana Corporation, an Oklahoma Public Benefit Corporation